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EXHIBIT 4.3

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN

1.
Purpose.

        The purpose of this 2002 Employee Stock Purchase Plan (the "2002 Plan") is to provide employees of Expeditors International of Washington, Inc. (the "Company"), its Subsidiaries and Consolidated Affiliates with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and to provide a benefit that will assist the employer in competing to attract and retain employees of high quality. This 2002 Plan consists of two separate plans, one plan under which options ("Qualified Options") intended to qualify under Section 423 of the Internal Revenue Code of 1986 (the "Code") are granted to employees of the Company or its Subsidiaries and another plan under which options ("Nonqualified Options") that do not so qualify are granted to employees of Consolidated Affiliates. Qualified and Nonqualified Options are referred to in the aggregate as "Options." It is the intention of the Company that the 2002 Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the 2002 Plan shall be construed in a manner consistent with the requirements of the Code.

2.
Definitions.

        For purposes of the 2002 Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

        "Account" means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the 2002 Plan.

        "Administrator" means the person or persons designated to administer the 2002 Plan under Section 13(a).

        "Base Pay" means regular straight time earnings, plus bonuses and overtime payments, payments for incentive compensation and other special payments except to the extent that any such item is specifically excluded from the definition of Base Pay by the Committee.

        "Board" means the Company's Board of Directors.

        "Change in Control" means either one of the following: (i) when any 'person,' as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary thereof or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

        "Committee" means the Compensation Committee of the Board or such other committee of two or more non-employee directors that may be designated by the Board to administer the 2002 Plan.

        "Consolidated Affiliates" means entities where the Company maintains unilateral control over assets and operations and where the existence of the parent subsidiary relationship is maintained by means other than record ownership of voting stock.

        "Custodian" means a custodian or any successor thereto as appointed by the Committee from time to time.

        "Employee" means any individual employed continuously for at least sixty (60) days prior to the Enrollment Date by the Company, Subsidiary or a Consolidated Affiliate as a Full Time Employee.

        "Enrollment Date" means the first day of the next Offering Period.

        "Exchange Act" means the Securities Exchange Act of 1934 as amended.

        "Exercise Date" means the last day of each Offering Period.

        "Fair Market Value" means the last sale price for the Common Stock of the Company as reported on the National Association of Securities Dealers Automated Quotation System, or if the stock is traded on a stock exchange, the closing price for the stock on the principal such exchange or, if that day is not a Trading Day, then on the latest previous Trading Day.

        "Full Time Employee" means an employee whose customary employment with the Company, Subsidiary or Consolidated Affiliate is more than 20 hours per week and more than five months per year.

        "Offering Period" means the approximately one-year period commencing on the first Trading Day of August and terminating on the last Trading Day of the following July. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the 2002 Plan.

        "Purchase Price" means an amount equal to 85 percent of the Fair Market Value of a share of Stock on the Enrollment Date or 85 percent of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

        "Reserves" means the number of shares of Stock covered by all options under the 2002 Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the 2002 Plan but which have not yet become subject to options.

        "Stock" means the Company's Common Stock, and such other securities as may be substituted for Stock pursuant to Section 18 hereof.

        "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

        "Trading Day" means a day on which the New York Stock Exchange is open for trading.

3.
Eligibility.

        (a)  All Employees (as determined in accordance with Section 2(i) hereof) of the Company, Subsidiary or Consolidated Affiliate on a given Enrollment Date shall be eligible to participate in the 2002 Plan, subject to Section 5(a).

        (b)  Any provisions of the 2002 Plan to the contrary notwithstanding, no Employee shall be granted an option under the 2002 Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (iii) in excess of 3,000 shares of stock for each calendar year in which such option is outstanding at any time.

        (c)  All participants in the 2002 Plan shall have equal rights and privileges (subject to the terms of the 2002 Plan) with respect to options outstanding during any given Offering Period.

4.
Offering Periods.

        The 2002 Plan shall have consecutive Offering Periods with an initial Offering Period commencing on the first Trading Day in August, 2002 and terminating in the last Trading Day of July, 2003. The Committee shall have the power to change the beginning date, ending date and duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

5.
Participation.

        (a)  Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the 2002 Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator before such Enrollment Date.

        (b)  Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.
Payroll Deductions.

        (a)  At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in a regular amount, expressed as a percentage, not to exceed 10% of Base Pay.

        (b)  All payroll deductions made for a participant shall be credited to his or her Account under the 2002 Plan. A participant may not make any additional payments into such Account.

        (c)  A participant may discontinue his or her participation in the 2002 Plan as provided in Section 10 hereof. Unless otherwise authorized by the Committee, a participant may not change his or her payroll deduction rate during any Offering Period. Absent Committee authorization, any change in the rate shall be effective as of the next Offering Period. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

        (d)  The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period equals $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant's subscription agreement (as previously on file or as changed in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

        (e)  The Company, Subsidiary or Consolidated Affiliate is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the 2002 Plan, amounts of withholding and other taxes due in connection with any transaction under the 2002 Plan, including any disposition of shares acquired under the 2002 Plan, and a participant's enrollment in the 2002 Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant's exercise of an option or disposition of shares acquired under the 2002 Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the 2002 Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the 2002 Plan.

7.
Grant of Option.

        On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.

8.
Exercise of Option.

        Participant's option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant's Account, any payroll deductions accumulated in a participant's Account not sufficient to purchase a full share shall be retained in the participant's Account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9.
Delivery of Shares; Participant Accounts.

        (a)  At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant's Account.

        (b)  Cash dividends on any Stock credited to a participant's Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to participants. All cash dividends paid on Stock credited to participants' Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the 2002 Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant's Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant's Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

        (c)  Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company's shareholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

10.
Withdrawal of Payroll Deductions or Shares; Termination of Employment.

        (a)  If a participant terminates his or her payroll deduction rate during an Offering Period, the cash balance contributed for the year shall be refunded as soon as practicable. Payroll deductions shall not automatically resume at the beginning of the succeeding Offering Period unless such individual delivers to the Administrator a new subscription agreement.

        (b)  Upon a participant's ceasing to be an Employee for any reason (including upon the participant's death), he or she shall be deemed to have elected to withdraw from the 2002 Plan and the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option shall be returned to such participant as soon as practicable or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option shall be automatically terminated.

        (c)  If a participant elects to withdraw shares from his or her Account, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant's Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(e) hereof.

        (d)  Upon a participant's ceasing to be an Employee for any reason, the Custodian will continue to maintain the participant's Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account or one year after the participant ceases to be employed by the Company, its Subsidiaries or Consolidated Affiliates. At the expiration of such one-year period, the assets in participant's Account shall be withdrawn or transferred as elected by the participant or, in the absence of such election, as determined by the Committee.

        (e)  Costs and expenses incurred in the administration of the 2002 Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the 2002 Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the 2002 Plan by a participant.

11.
Interest.

        No interest shall accrue on the payroll deductions of a participant in the 2002 Plan.

12.
Stock.

        (a)  The maximum number of shares of Stock which shall be made available for sale under the 2002 Plan shall be one million (1,000,000) shares plus any shares transferred to Reserves from the 1988 Employee Stock Purchase Plan ("1988 Plan") pursuant to Section 24, subject to further adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the 2002 Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

        (b)  The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

        (c)  Shares acquired through dividend reinvestment shall be purchased on the open market unless otherwise determined by the Committee.

13.
Administration.

        (a)  The 2002 Plan shall be administered by the Committee. The Committee shall have full and final authority to construe, interpret and apply the terms of the 2002 Plan, to determine eligibility and to adjudicate all disputed claims filed under the 2002 Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company, Subsidiary, Consolidated Affiliate, the Company's independent auditors, consultants or any other agents assisting in the administration of the 2002 Plan. Members of the Committee or Administrator and any officer or employee of the Company, Subsidiary or Consolidated Affiliate acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the 2002 Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

        (b)  The Custodian will act as custodian under the 2002 Plan, and will perform such duties as are set forth in the 2002 Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any sub-accounts as may be necessary or desirable for the administration of the 2002 Plan.

14.
Designation of Beneficiary.

        (a)  A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the participant's Account under the 2002 Plan in the event of (i) such participant's death subsequent to an Exercise Date on which the option is exercised but prior to a distribution to such participant of shares or cash then held in the participant's Account or (ii) such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

        (b)  Subject to spousal consent, if applicable, such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the 2002 Plan who is living at the time of such participant's death, any shares or cash otherwise deliverable under Section 14(a) shall be delivered to the participant's estate.

15.
Transferability.

        Neither payroll deductions credited to a participant's Account nor any rights with regard to the exercise of an option or to receive shares under the 2002 Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.
Use of Funds.

        All payroll deductions received or held by the Company under the 2002 Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.
Reports.

        An individual Account shall be maintained by the Custodian for each participant in the 2002 Plan. Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

18.
Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, or Change in Control.

        (a)  Changes in Capitalization. The Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the 2002 Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

        (b)  Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

        (c)  Change in Control. In the event of a Change in Control, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date that will constitute the Change in Control. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.
Amendment or Termination.

        (a)  The Board may at any time and for any reason terminate or amend the 2002 Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the 2002 Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company's shareholders not later than one year after Board approval of such amendment if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such shareholder approval is necessary in order for the 2002 Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to shareholders for approval. For the avoidance of doubt, any action to increase the number of shares to be made available for sale under the 2002 Plan shall always be subject to shareholder approval unless such increase is an adjustment as provided for in Section 18.

        (b)  Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. Dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the 2002 Plan. Without limiting the generality of the foregoing, the Committee may, but shall not be required to, modify or eliminate grants to persons who are otherwise eligible to receive options under this 2002 Plan who are foreign nationals or employed outside the United States to recognize differences in local law, tax policy or custom.

20.
Notices.

        All notices or other communications by a participant to the Company under or in connection with the 2002 Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.
Conditions Upon Issuance of Shares.

        The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Exchange Act, the Securities Act of 1933, as amended, all regulations promulgated there under, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.
No Right to Options or to Employment.

        This contract is between the Company and the individual participant and does not in any way alter or amend the existing employment relationship with the Company, its Subsidiary or Consolidated Affiliate. Participation in the 2002 Plan shall in no way constitute any form of agreement or understanding binding on the Company, Subsidiary or Consolidated Affiliate, express or implied, of continued employment for any length of time, nor shall participation in the 2002 Plan interfere in any way with the lawful rights of the actual employer to terminate the employment relationship, which rights are hereby reserved for that particular legal entity.

23.
Limitations on Sales of Stock Purchased Under the 2002 Plan.

        The 2002 Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any participant in the conduct of his or her own affairs. A participant, therefore, may sell stock purchased under the 2002 Plan at any time, subject to compliance with any applicable Federal or state securities laws; provided, however, that because of certain Federal tax requirements, each participant will agree by entering the 2002 Plan, promptly to give the company notice of any such stock disposed of within two years after the date of the grant of the applicable option, showing the number of such shares disposed of. THE INDIVIDUAL EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

24.
2002 Plan Effective Date and Shareholder Approval.

        The 2002 Plan shall become effective upon approval by the Company's shareholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code at the next annual meeting of the shareholders to be held May 8, 2002, which is prior to the first Exercise Date. In the event that the 2002 Plan is approved by the Company's shareholders, the final plan year for the existing 1988 Plan shall close on July 31, 2002 and the 1988 Plan shall be terminated upon distribution of shares purchased in such final plan year with any remaining shares registered for issuance under the 1988 Plan being transferred to Reserves under this 2002 Plan.

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EXHIBIT 4.3 EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. 2002 EMPLOYEE STOCK PURCHASE PLAN